Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 4,091,931,986.55	0.0001381	$ 565,095.81
Fees Previously Paid
	Total Transaction Valuation:	$ 4,091,931,986.55
	Total Fees Due for Filing:			$ 565,095.81
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 565,095.81
Offering Note
[1]	(1) Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of May 6, 2026, by and among Catalyst Pharmaceuticals, Inc., Angelini Pharma S.p.A. and Angelini Cielo Inc. (2) Title of each class of securities to which the transaction applies: Common stock, par value $0.001 per share, of Catalyst Pharmaceuticals, Inc. (3) Aggregate number of securities to which transaction applies: As of May 21, 2026, the maximum number of shares of Catalyst Pharmaceuticals, Inc.'s common stock, par value $0.001 per share, to which this transaction applies is estimated to be 135,319,643, which consists of: (a) 122,409,555 shares of issued and outstanding common stock entitled to receive $31.50 per share in cash, without interest (the "Merger Consideration"); (b) 714,953 shares of common stock underlying time-vesting restricted stock units (each, a "Company RSU") entitled to receive the Merger Consideration; and (c) 12,195,135 shares of common stock underlying outstanding and unexercised options that have an exercise price that is less than $31.50 (each, an "In the Money Option") entitled to receive the Merger Consideration less any applicable exercise price. (4) Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of May 21, 2026, the underlying value of the transaction was calculated as the sum of: (a) the product of 122,409,555 shares of issued and outstanding common stock entitled to receive the Merger Consideration and the Merger Consideration; (b) the product of 714,953 shares of common stock underlying Company RSUs and the Merger Consideration; and (c) the product of 12,195,135 In-the-Money Options and $17.5078, which is the difference between the Merger Consideration and the In-the-Money Options' weighted-average exercise price of $13.9922. (5) In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources